EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Gaming Partners International Reports Financial Results
For the Third Quarter and First Nine Months of 2010

Las Vegas, Nevada, November 15, 2010 – Gaming Partners International Corporation (Nasdaq: GPIC), a leading worldwide provider of casino currency and table gaming equipment, today announced financial results for the third quarter and first nine months of 2010.

For its third quarter of 2010, the Company posted revenues of $12.4 million and net income of $0.8 million, or $0.09 per basic and diluted share. These results compare to revenues of $13.4 million and net loss of $0.3 million, or $(0.04) per basic and diluted share, for the third quarter of 2009. Gross profit for the quarter was $4.1 million, or 33% of revenues, compared to $4.7 million, or 35% of revenues, for the third quarter of 2009.  The primary reason for the increase in quarterly net income between the quarters was a $1.6 million charge for impairment of goodwill that was recorded in September 2009.

For the first nine months of 2010, the Company recorded revenues of $43.2 million and net income of $3.5 million, or $0.42 per basic and diluted share. These results compare to revenues of $33.7 million and a net loss of $0.7 million, or $(0.08) per basic and diluted share, for the first nine months of 2009. Gross profit for the first nine months of 2010 was $16.3 million, or 38% of revenues, compared to $10.2 million, or 30% of revenues, for the comparable period in 2009. The primary reasons for the increase in net income between the periods was a $1.6 million charge for impairment of goodwill that was recorded in September 2009, as well as a significant increase in year-to-date gross margin percentage due to a shift in mix of sales towards higher-margin chips.

At September 30, 2010 the Company had cash, cash equivalents, and marketable securities of $22.5 million, compared to $18.8 million at December 31, 2009.

“In the third quarter, GPIC continued its sales to Pennsylvania casinos and significantly increased its cash levels based on customer payments on strong second quarter sales,” said Greg Gronau, GPIC’s President and CEO.  “We posted good results for the third quarter, with sales of $12.4 million and net income of $.09 per share.”

Mr. Gronau further commented, “Additionally, we have recently achieved several goals that position us for the future.  These achievements, along with our strong financial position, will allow us to look at new opportunities as we move beyond 2010. The achievements include:

•
In August, GPIC entered into an agreement with IGT to license certain RFID technology and purchased software, enabling the Company to sell RFID hardware and software for cage and portable chip identification for customers to whom it has previously sold RFID chips.

•	In the third quarter, GPIC received its first orders from gaming establishments in Mexico, which is an emerging new market for table products.

Along with these achievements, we have decided to establish a local sales office in Macau to better serve the Company’s Asian customers.”

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table games and equipment to licensed casinos worldwide.  Under the brand names of Paulson®, Bourgogne et Grasset® and Bud Jones®, GPIC provides casino currency such as chips, plaques and jetons; gaming furniture and accessories; table layouts; playing cards; dice; and roulette wheels.  GPIC pioneered the use of security features such as RFID technology in casino chips and provides RFID solutions including chips, readers and displays.  Headquartered in Las Vegas, Nevada, GPIC also has offices Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey, and Gulfport, Mississippi.  For additional information, please visit www.gpigaming.com.

Safe Harbor Statement

This release contains “forward-looking statements” based on current expectations involving known and unknown risks and uncertainties, such as statements relating to anticipated future sales or the timing thereof; the long-term growth and prospects of our business or any jurisdiction; the duration or effects of unfavorable economic conditions which may reduce our product sales; and the long term potential of the RFID gaming chips market and the ability of GPIC to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. GPIC’s plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing and its ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the period ended December 31, 2009, all of which are difficult or impossible to predict accurately and many of which are beyond its control. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For more information please contact:
For Gaming Partners International Corporation:

Gerald W. Koslow
702-384-2425
jkoslow@gpigaming.com

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GAMING PARTNERS INTERNATIONAL CORPORATION
CONSOLIDATED BALANCE SHEETS
 (unaudited)
(in thousands, except share amounts)

	September 30,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$6,051	$3,238
Marketable securities	16,454	15,600
Accounts receivable, less allowance for doubtful accounts of
$252 and $220, respectively	5,232	7,035
Inventories	6,602	7,173
Prepaid expenses	774	506
Deferred income tax asset	614	707
Other current assets	776	1,241
Total current assets	36,503	35,500
Property and equipment, net	12,224	13,454
Intangibles, net	848	676
Deferred income tax asset	1,147	1,657
Inventories, non-current	941	1,686
Other assets, net	391	305
Total assets	$52,054	$53,278

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$14	$546
Accounts payable	2,458	2,828
Accrued liabilities	3,705	3,320
Customer deposits	2,134	4,698
Income taxes payable	164	569
Other current liabilities	855	845
Total current liabilities	9,330	12,806
Long-term debt, less current maturities	36	314
Deferred income tax liability	516	623
Other liabilities	42	45
Total liabilities	9,924	13,788
Stockholders' Equity:
Preferred stock, authorized 10,000,000 shares, $.01 par value,
none issued or outstanding	-	-
Common stock, authorized 30,000,000 shares, $.01 par value,
8,199,016 issued and outstanding	82	82
Additional paid-in capital	19,147	18,985
Treasury stock, at cost; 8,061 shares	(196)	(196)
Retained earnings	20,810	17,346
Accumulated other comprehensive income	2,287	3,273
Total stockholders' equity	42,130	39,490
Total liabilities and stockholders' equity	$52,054	$53,278

GAMING PARTNERS INTERNATIONAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues	$12,383	$13,425	$43,235	$33,681
Cost of revenues	8,319	8,743	26,914	23,465
Gross profit	4,064	4,682	16,321	10,216

Marketing and sales	1,088	1,042	3,363	3,105
General and administrative	1,899	2,112	7,336	6,404
Impairment of goodwill	-	1,572	-	1,572
Operating income (loss)	1,077	(44)	5,622	(865)
Other income and (expense)	75	89	229	200
Income (loss) before income taxes	1,152	45	5,851	(665)
Income tax expense (benefit)	391	373	2,387	(9)
Net income (loss)	$761	$(328)	$3,464	$(656)

Earnings (loss) per share:
Basic	$0.09	$(0.04)	$0.42	$(0.08)
Diluted	$0.09	$(0.04)	$0.42	$(0.08)
Weighted-average shares of common stock outstanding:
Basic	8,199	8,103	8,199	8,103
Diluted	8,207	8,103	8,205	8,103